CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Capped Leveraged Index Return Notes®, Linked to a Global Equity Index Basket, due September 17, 2010	3,320,000	$10.00	$33,200,000	$1,304.76

  (1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-133852

The LIRNs are being offered by Bank of America Corporation (“BAC”). The LIRNs will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms” (together the “Note Prospectus”). Investing in the LIRNs involves a number of risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-10 of product supplement LIRN-1.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In connection with this offering, each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”) is acting in its capacity as a principal.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$33,200,000
Underwriting discount	$0.20	$664,000
Proceeds, before expenses, to Bank of America Corporation	$9.80	$32,536,000

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of our subsidiary, Merrill Lynch & Co., Inc.

“Standard & Poor’s®”, “Standard & Poor’s 500®”, “S&P 500®”, and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use in this offering by our subsidiary, MLPF&S. The LIRNs are not sponsored, endorsed, sold, or promoted by Standard & Poor’s® and Standard & Poor’s® makes no representation regarding the advisability of investing in the LIRNs.

“MSCI EAFE Index” and “MSCI Emerging Markets Index” are trademarks of MSCI Inc. (“MSCI”), and are subject to the terms of a license agreement with us. The LIRNs are not sponsored, endorsed, sold, or promoted by MSCI, and MSCI makes no representation regarding the advisability of investing in the LIRNs.

Merrill Lynch & Co.

March 3, 2009

Summary

The Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due September 17, 2010 (the “LIRNs”) are our senior unsecured debt securities and are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The LIRNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the LIRNs, including any repayment of principal, will be subject to the credit risk of BAC. The LIRNs provide a leveraged return for investors, subject to a cap, if the value of the Global Equity Index Basket described below (the “Basket”) increases moderately from the Starting Value of the Basket, which was set to 100.00 on March 3, 2009, the pricing date, to the Ending Value of the Basket, determined during the Maturity Valuation Period. Investors must be willing to forgo interest payments on the LIRNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price of the LIRNs.

The Basket is comprised of the S&P 500® Index, the MSCI EAFE Index and the MSCI Emerging Markets Index (each a “Basket Component Index” and together the “Basket Component Indices”). On the pricing date, the S&P 500® Index was given an initial weight of 60.00%, and the MSCI EAFE Index and the MSCI Emerging Markets Index were each given an initial weight of 20.00%.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-1.

Terms of the LIRNs	Determining the Redemption Amount for the LIRNs
On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the LIRNs at maturity, based upon the Participation Rate of 200% and the Capped Value of $12.81 (a 28.10% return). The green line reflects the hypothetical returns on the LIRNs, while the dotted grey line reflects the return of a hypothetical direct investment in the stocks included in the Basket Component Indices, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are four examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Participation Rate of 200%, the Downside Leverage Factor of 100%, the Starting Value of 100.00, the Threshold Value of 85.00, and the Capped Value of $12.81 (per unit).

Example 1—The hypothetical Ending Value is 65% of the Starting Value and is less than the Threshold Value:

Starting Value:	100.00
Hypothetical Ending Value:	65.00
Threshold Value:	85.00

$10 –	($10 ×	(85.00 – 65.00)	x	100%	)	= $8.00
100.00

Redemption Amount (per unit) = $8.00

Example 2—The hypothetical Ending Value is 95% of the Starting Value and is greater than the Threshold Value:

Starting Value:	100.00
Hypothetical Ending Value:	95.00
Threshold Value:	85.00

Redemption Amount (per unit) = $10.00

If the Ending Value is less than or equal to the Starting Value but is greater than or equal to the Threshold Value, the Redemption Amount (per unit) will equal the $10 Original Offering Price.

Example 3—The hypothetical Ending Value is 104% of the Starting Value:

Starting Value:	100.00
Hypothetical Ending Value:	104.00

$10 +	($10 ×	200%	x	(104.00 – 100.00))	= $10.80
100.00

Redemption Amount (per unit) = $10.80

Example 4—The hypothetical Ending Value is 130% of the Starting Value:

Starting Value:	100.00
Hypothetical Ending Value:	130.00

$10 +	($10 ×	200%	x	(130.00 – 100.00))	= $16.00
100.00

Redemption Amount (per unit) = $12.81 (The Redemption Amount (per unit) cannot be greater than the Capped Value.)

The following table illustrates, for the Starting Value of 100.00, the Threshold Value of 85.00 (85% of the Starting Value), and a range of hypothetical Ending Values of the Basket:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the LIRNs (rounded to two decimal places);
▪	the total rate of return to holders of the LIRNs;
▪	the pretax annualized rate of return to holders of the LIRNs; and
▪

the pretax annualized rate of return of a hypothetical investment in the stocks included in the Basket Component Indices, which includes an assumed aggregate dividend yield of 4.64% per annum, as more fully described below.

The table below reflects the Participation Rate of 200%, the Downside Leverage Factor of 100% and the Capped Value of $12.81 (per unit).

Hypothetical Ending Value	Percentage Change From the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Total Rate of Return on the LIRNs	Pretax Annualized Rate of Return on the LIRNs (1)	Pretax Annualized Rate of Return of the Stocks Included in the Basket Component Indices (1)(2)
50.00	-50.00%	$6.50	-35.00%	-26.43%	-34.97%
60.00	-40.00%	$7.50	-25.00%	-18.06%	-25.51%
70.00	-30.00%	$8.50	-15.00%	-10.41%	-16.99%
85.00 (3)	-15.00%	$10.00	0.00%	0.00%	-5.55%
90.00	-10.00%	$10.00	0.00%	0.00%	-2.02%
96.00	-4.00%	$10.00	0.00%	0.00%	2.04%
98.00	-2.00%	$10.00	0.00%	0.00%	3.36%
100.00 (4)	0.00%	$10.00	0.00%	0.00%	4.66%
105.00	5.00%	$11.00	10.00%	6.37%	7.84%
110.00	10.00%	$12.00	20.00%	12.37%	10.93%
115.00	15.00%	$12.81 (5)	28.10%	16.98%	13.93%
120.00	20.00%	$12.81	28.10%	16.98%	16.84%
125.00	25.00%	$12.81	28.10%	16.98%	19.68%
130.00	30.00%	$12.81	28.10%	16.98%	22.44%
135.00	35.00%	$12.81	28.10%	16.98%	25.13%
140.00	40.00%	$12.81	28.10%	16.98%	27.77%
145.00	45.00%	$12.81	28.10%	16.98%	30.34%
150.00	50.00%	$12.81	28.10%	16.98%	32.85%

(1)	The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from March 10, 2009 to September 17, 2010, the term of the LIRNs.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the stocks included in the Basket Component Indices that equals the percentage change in the value of the Basket from the Starting Value to the relevant hypothetical Ending Value;

(b)

a constant dividend yield of 4.64% per annum (which equals the weighted average of an assumed dividend yield of 4.08% for the S&P 500® Index, 6.19% for the MSCI EAFE Index, and 4.75% for the MSCI Emerging Markets Index), applied to the value of the Basket at the end of each quarter, assuming this value increases or decreases linearly from the Starting Value to the relevant hypothetical Ending Value; and

(c)	no transaction fees or expenses.

(3)	This is the Threshold Value.

(4)	This is the Starting Value.

(5)	The Redemption Amount per unit of the LIRNs cannot exceed the Capped Value of $12.81 (per unit).

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and the term of your investment.

Risk Factors

An investment in the LIRNs involves significant risks. The following is a list of certain of the risks involved in investing in the LIRNs. You should carefully review the more detailed explanation of risks relating to the LIRNs in the “Risk Factors” sections included in the product supplement LIRN-1 and MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return may be less than a comparable investment directly in the stocks included in the Basket Component Indices.

▪	You must rely on your own evaluation of the merits of an investment linked to the Basket.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the LIRNs while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the LIRNs.

▪	We cannot assure you that a trading market for your LIRNs will ever develop or be maintained.

▪	The Redemption Amount will not be affected by all developments relating to the Basket Component Indices.

▪

Changes in the levels of the Basket Component Indices may offset each other. Due to its Initial Component Weight, changes in the level of the S&P 500® Index will have a more substantial impact on the value of the Basket than similar changes in the levels of the other Basket Component Indices.

▪	Each publisher of the Basket Component Indices may adjust its Basket Component Index in a way that affects its level, and that publisher has no obligation to consider your interests.

▪

You will have no rights as a holder of the securities represented by the Basket Component Indices, and you will not be entitled to receive any of those securities or dividends or other distributions of the issuers of those securities.

▪	Your return on the LIRNs may be affected by factors affecting the international securities markets.

▪

Except to the extent that our common stock is included in the S&P 500® Index, we do not control any company included in the Basket Component Indices and are not responsible for any disclosure made by any other company.

▪	Exchange rate movements may impact the value of the LIRNs.

▪

If you attempt to sell LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on LIRNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of LIRNs.

▪	Purchases and sales by us and our affiliates may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the LIRNs and their market value.

▪	Our business activities relating to the companies represented by the Basket Component Indices may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The U.S. federal income tax consequences of the LIRNs are uncertain, and may be adverse to a holder of LIRNs. See “Certain U.S. Federal Income Taxation Considerations” below.

Other Terms of the LIRNs

Ending Value—Equity-Based Market Measures

The provisions of this section supersede and replace the section “Description of LIRNS—The Starting Value and the Ending Value—Ending Value—Equity-Based Market Measures” set forth in product supplement LIRN-1.

If, for any Basket Component Index (an “Affected Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing value of the Basket Component Indices for that non-calculation day, and as a result, the Ending Value, as follows:

▪	The closing value of each Basket Component Index that is not an Affected Component will be its closing value on that non-calculation day.

▪

The closing value of each Basket Component Index that is an Affected Component will be deemed to be the closing value of that Basket Component Index for the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing value of the Basket Component Index for the next calculation day will also be deemed to be the closing value for the Basket Component Index on the first and second scheduled calculation days during the Maturity Valuation Period. If no further calculation days occur after a non-calculation day, then the closing value of the Basket Component Index for such non-calculation day, and each following non-calculation day during the Maturity Valuation Period will be determined (or, if not determinable, estimated) by the calculation agent on the last scheduled calculation day in the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day, in a manner which the calculation agent considers commercially reasonable under the circumstances.

▪

If every scheduled calculation day during the Maturity Valuation Period is a non-calculation day, then the closing value of each Basket Component Index that is an Affected Component will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement LIRN-1.

A “Market Measure Business Day” means a day on which:

(A) the New York Stock Exchange and The NASDAQ Stock Market (as to the S&P 500® Index); the Frankfurt Stock Exchange, the Paris Bourse, and the Tokyo Stock Exchange (as to the MSCI EAFE Index); and the Hong Kong Stock Exchange, the São Paulo Stock Exchange, and the Korea Stock Exchange (as to the MSCI Emerging Markets Index) (or any successor to the foregoing exchanges) are open for trading; and

(B) the Basket Component Indices or any successors thereto are calculated and published.

Investor Considerations

You may wish to consider an investment in the LIRNs if:

▪	You anticipate that the Basket will appreciate moderately from the Starting Value to the Ending Value.

▪	You accept that your investment may result in a loss, which could be significant, if the value of the Basket decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You accept that the return on the LIRNs will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the LIRNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You want exposure to the Basket Component Indices with no expectation of dividends or other benefits of owning the stocks included in the Basket Component Indices.

▪

You are willing to accept that a trading market is not expected to develop for the LIRNs. You understand that secondary market prices for the LIRNs, if any, will be affected by various factors, including our perceived creditworthiness.

The LIRNs may not be an appropriate investment for you if:

▪

You anticipate that the value of the Basket will decrease from the Starting Value to the Ending Value or that the Basket will not appreciate sufficiently over the term of the LIRNs to provide you with your desired return.

▪	You are seeking 100% principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at 28.10% over the Original Offering Price.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Basket Component Indices.

▪	You want assurances that there will be a liquid market if and when you want to sell the LIRNs prior to maturity.

Other Provisions

We will deliver the LIRNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade LIRNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from BAC.

Supplement to the Plan of Distribution

MLPF&S and First Republic, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the LIRNs. Accordingly, offerings of the LIRNs will conform to the requirements of NASD Rule 2720. In the original offering of the LIRNs, the LIRNs will be sold in minimum investment amounts of 100 units.

MLPF&S and First Republic may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the LIRNs but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Component Indices from the Starting Value to the Ending Value of the LIRNs. The Basket Component Indices are described in the section below. Each Basket Component Index was assigned an initial weight on the pricing date, as set forth in the table below.

S&P® and MSCI (together, the “Index Publishers”) have no obligations relating to the LIRNs or the amounts to be paid to you, including any obligation to take our needs or the needs of holders of the LIRNs into consideration for any reason. The Index Publishers will not receive any of the proceeds of the offering of the LIRNs and are not responsible for, and have not participated in, the offering of the LIRNs and are not responsible for, and will not participate in, the determination or calculation of the Redemption Amount. All disclosures contained in this term sheet regarding any Basket Component Index, including without limitation, its make-up, method of calculation and changes in components, has been derived from publicly available information prepared by the applicable Index Publisher.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of LIRNs—Basket Market Measures” in product supplement LIRN-1.

On the pricing date, for each Basket Component Index, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component Index	Bloomberg Symbol	Initial Component Weight	Closing Level (1)	Component Ratio (2)	Initial Basket Value Contribution
S&P 500® Index	SPX	60.00%	696.33	0.08616604	60.00
MSCI EAFE Index	MXEA	20.00%	930.48	0.02149428	20.00
MSCI Emerging Markets Index	MXEF	20.00%	476.16	0.04200269	20.00
				Starting Value	100.00

(1)	These are the closing levels of the Basket Component Indices on the pricing date.

(2)	Each Component Ratio equals the Initial Component Weight of the Basket Component Index (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component Index on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket by summing the products of the closing level for each Basket Component Index on each calculation day and the Component Ratio applicable to such Basket Component Index.

While historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical monthly performance of the Basket in the period from February 2004 through February 2009, based upon month-end historical levels of each Basket Component Index, the Component Ratios and a Basket value of 100.00 on the pricing date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the LIRNs may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the Basket is more or less likely to increase or decrease at any time over the term of the LIRNs.

Historical Performance of the Basket

The Basket Component Indices

All disclosures contained in this term sheet regarding the Basket Component Indices, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by the Index Publishers. The Index Publishers have no obligation to continue to publish, and may discontinue publication of, the Basket Component Indices. The consequences of the Index Publishers discontinuing publication of the Basket Component Indices are discussed in the section of product supplement LIRN-1 entitled “Description of LIRNs—Discontinuance of a Market Measure.” Neither we, the calculation agent, nor MLPF&S accepts any responsibility for the calculation, maintenance, or publication of any of the Basket Component Indices or any successor index.

The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of February 27, 2009, 411 companies or 81.6% of the market capitalization of the S&P 500® Index traded on the New York Stock Exchange, 89 companies or 18.4% of the market capitalization of the S&P 500® Index traded on The NASDAQ Stock Market, and no companies traded on the NYSE Alternext U.S. stock exchange (formerly known as the American Stock Exchange). As of February 27, 2009, the aggregate market value of the companies included in the S&P 500® Index represented approximately 75% of the aggregate market value of stocks included in the Standard & Poor’s® Stock Guide Database of domestic common stocks traded in the U.S., excluding American depositary receipts, limited partnerships and mutual funds.

S&P® chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P® uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P® include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of February 27, 2009 indicated in parentheses: Consumer Discretionary (8.4%); Consumer Staples (13.4%); Energy (13.8%); Financials (9.8%); Health Care (15.6%); Industrials (9.8%); Information Technology (17.4%); Materials (3.1%); Telecommunication Services (4.1%); and Utilities (4.5%). S&P® from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

S&P® calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the LIRNs will not reflect the return you would realize if you actually owned the S&P 500® Index constituent stocks and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While S&P® currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P® will not modify or change this methodology in a manner that may affect the Redemption Amount.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of the then outstanding shares of such component stock. In March 2005, S&P® began shifting the S&P 500® Index half way from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P®’s criteria for selecting stocks for the S&P 500® Index did not change by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P® defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P® calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed value of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

S&P 500® Index Maintenance

S&P 500® Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. S&P 500® Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Tuesdays for implementation after the close of trading on Wednesday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually, in September, when IWFs are reviewed.

The following graph sets forth the monthly historical performance of the S&P 500® Index in the period from February 2004 through February 2009. This historical data on the S&P 500® Index is not necessarily indicative of the future performance of the S&P 500® Index or what the value of the LIRNs may be. Any historical upward or downward trend in the level of the S&P 500® Index during any period set forth below is not an indication that the S&P 500® Index is more or less likely to increase or decrease at any time over the term of the LIRNs. On the pricing date, the closing level of the S&P 500® Index was 696.33.

Historical Performance of the S&P 500® Index

Before investing in the LIRNs, you should consult publicly available sources for the levels and trading pattern of the S&P 500® Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in financial markets generally and the S&P 500® Index exhibiting greater volatility than in earlier periods.

License Agreement

S&P® does not guarantee the accuracy and/or the completeness of the S&P 500® Index or any data included in the S&P 500® Index. S&P® shall have no liability for any errors, omissions, or interruptions in the S&P 500® Index. S&P® makes no warranty, express or implied, as to results to be obtained by MLPF&S, us, holders of the LIRNs or any other person or entity from the use of the S&P 500® Index or any data included in the S&P 500® Index in connection with the rights licensed under the license agreement described in this term sheet or for any other use. S&P® makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P 500® Index or any data included in the S&P 500® Index. Without limiting any of the above information, in no event shall S&P® have any liability for any special, punitive, indirect, or consequential damages; including lost profits, even if notified of the possibility of these damages.

S&P® and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the S&P 500® Index in connection with this offering. The license agreement provides that the following language must be stated in this term sheet:

The LIRNs are not sponsored, endorsed, sold, or promoted by S&P®. S&P® makes no representation or warranty, express or implied, to the holders of the LIRNs or any member of the public regarding the advisability of investing in securities generally or in the LIRNs particularly or the ability of the S&P 500® Index to track general stock market performance. S&P®’s only relationship to MLPF&S and to us (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P® and of the S&P 500® Index which is determined, composed, and calculated by S&P® without regard to MLPF&S, us, or the LIRNs. S&P® has no obligation to take the needs of MLPF&S, our needs, or the needs of the holders of the LIRNs into consideration in determining, composing, or calculating the S&P 500® Index. S&P® is not responsible for and has not participated in the determination of the timing of the sale of the LIRNs, prices at which the LIRNs are to initially be sold, or quantities of the LIRNs to be issued or in the determination or calculation of the equation by which the LIRNs are to be converted into cash. S&P® has no obligation or liability in connection with the administration, marketing, or trading of the LIRNs.

The MSCI EAFE Index and the MSCI Emerging Markets Index

The MSCI EAFE Index

The MSCI EAFE Index is published by MSCI and is intended to measure the performance of certain non-U.S. developed equity markets. The MSCI EAFE Index is a free float–adjusted market capitalization index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index currently consists of companies from the following 21 countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

The MSCI EAFE Index is part of the MSCI Equity Indices series and is an MSCI Global Investable Market Index, which is an index family within the MSCI International Equity Indices. MSCI aims to include in its indices 85% of the free float–adjusted market capitalization in each industry sector, within each country included in an index.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is published by MSCI and is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 23 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging and frontier markets.

MSCI recently enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 30, 2008. The enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology, and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

Country Classification of Eligible Securities: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•

Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•

Equity Universe Minimum Free Float–Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float–adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•

DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float–adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as

ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a market investable equity universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a market investable equity universe of an Emerging Market.

•

Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•

Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi–annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi–Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size–based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size–segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size–segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s®, the Global Industry Classification Standard. Under the GICS, each company is assigned to one sub–industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents replicability of the indices, index stability, and low index turnover. In particular, index maintenance involves:

(i)	Semi–Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed Equity Universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)	Ongoing Event–Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including our selling agents, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI EAFE Index, the MSCI Emerging Markets Index, or any successor to these indices. MSCI does not guarantee the accuracy or the completeness of the MSCI EAFE Index, the MSCI Emerging Markets Index, or any data included in these indices.

MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI EAFE Index or the MSCI Emerging Markets Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI EAFE Index, the MSCI Emerging Markets Index, or the manner in which these indices are applied in determining the amount payable on the LIRNs at maturity.

The following graph sets forth the monthly historical performance of the MSCI EAFE Index in the period from February 2004 to February 2009. This historical data on the MSCI EAFE Index is not necessarily indicative of the future performance of the MSCI EAFE Index or what the value of the LIRNs may be. Any historical upward or downward trend in the level of the MSCI EAFE Index during any period set forth below is not an indication that the MSCI EAFE Index is more or less likely to increase or decrease at any time over the term of the LIRNs. On the pricing date, the closing level of the MSCI EAFE Index was 930.48.

Historical Performance of the MSCI EAFE Index

The following graph sets forth the monthly historical performance of the MSCI Emerging Markets Index in the period from February 2004 to February 2009. This historical data on the MSCI Emerging Markets Index is not necessarily indicative of the future performance of the MSCI Emerging Markets Index or what the value of the LIRNs may be. Any historical upward or downward trend in the level of the MSCI Emerging Markets Index during any period set forth below is not an indication that the MSCI Emerging Markets Index is more or less likely to increase or decrease at any time over the term of the LIRNs. On the pricing date, the closing level of the MSCI Emerging Markets Index was 476.16.

Historical Performance of the MSCI Emerging Markets Index

Before investing in the LIRNs, you should consult publicly available sources for the levels and trading patterns of the MSCI EAFE Index and the MSCI Emerging Markets Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in financial markets generally and the MSCI EAFE Index or the MSCI Emerging Markets Index exhibiting greater volatility than in earlier periods.

License Agreement

Our right to use the MSCI EAFE Index and the MSCI Emerging Markets Index in connection with the LIRNs is subject to a license agreement between us and MSCI. In connection with that license, please note the following:

THE LIRNS ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING, OR CREATING THE MSCI EAFE INDEX OR THE MSCI EMERGING MARKETS INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI EAFE INDEX AND THE MSCI EMERGING MARKETS INDEX ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI, THE MSCI EAFE INDEX AND THE MSCI EMERGING MARKETS INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED TO US FOR USE FOR CERTAIN PURPOSES. THE LIRNS HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE LIRNS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO US OR OWNERS OF THE LIRNS OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY SECURITIES GENERALLY OR IN THIS OFFERING PARTICULARLY OR THE ABILITY OF THE MSCI EAFE INDEX OR THE MSCI EMERGING MARKETS INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES AND OF THE MSCI EAFE INDEX AND THE MSCI EMERGING MARKETS INDEX, WHICH ARE DETERMINED, COMPOSED, AND CALCULATED BY MSCI WITHOUT REGARD TO THE LIRNS, TO US, TO THE OWNERS OF THE LIRNS, OR TO ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF US OR OWNERS OF THE LIRNS OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE MSCI EAFE INDEX OR THE MSCI EMERGING MARKETS INDEX. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE LIRNS TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE AMOUNT THAT MAY BE PAID AT MATURITY ON THE LIRNS. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO US OR TO OWNERS OF THE LIRNS OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR, OFFERING OF THE LIRNS.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI EAFE INDEX OR THE MSCI EMERGING MARKETS INDEX FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY, AND/OR COMPLETENESS OF THE MSCI EAFE INDEX, THE MSCI EMERGING MARKETS INDEX, OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY US, OWNERS OF THE LIRNS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE MSCI EAFE INDEX, THE MSCI EMERGING MARKETS INDEX, OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI EAFE INDEX, THE MSCI EMERGING MARKETS INDEX, OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING, AND COURSE OF PERFORMANCE) WITH RESPECT TO THE MSCI EAFE INDEX, THE MSCI EMERGING MARKETS INDEX, AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES, OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY, AND NEGLIGENCE), CONTRACT, OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller, or holder of the LIRNs, or any other person or entity, should use or refer to any MSCI trade name, trademark, or service mark to sponsor, endorse, market, or promote the LIRNs without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the LIRNs, including the following:

▪

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the LIRNs for all tax purposes as a single financial contract with respect to the Basket that requires you to pay us at inception an amount equal to the purchase price of the LIRNs and that entitles you to receive at maturity an amount in cash based upon the performance of the Basket.

▪

Under this characterization and tax treatment of the LIRNs, upon receipt of a cash payment at maturity or upon a sale or exchange of the LIRNs prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you held the LIRNs for more than one year.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the LIRNs. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” in the accompanying product supplement LIRN-1, which you should carefully review prior to investing in the LIRNs.

General.    Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the LIRNs, we intend to treat the LIRNs for all tax purposes as a single financial contract with respect to the Basket that requires the investor to pay us at inception an amount equal to the purchase price of the LIRNs and that entitles the investor to receive at maturity an amount in cash based upon the performance of the Basket. Under the terms of the LIRNs, we and every investor in the LIRNs agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the LIRNs as described in the preceding sentence. This discussion assumes that the LIRNs constitute a single financial contract with respect to the Basket for U.S. federal income tax purposes. If the LIRNs did not constitute a single financial contract, the tax consequences described below would be materially different. The discussion in this section also assumes that there is a significant possibility of a significant loss of principal on an investment in the LIRNs.

This characterization of the LIRNs is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the LIRNs or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the LIRNs are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in the accompanying product supplement LIRN-1. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the LIRNs, including possible alternative characterizations.

Settlement At Maturity or Sale or Exchange Prior to Maturity.    Assuming that the LIRNs are properly characterized and treated as single financial contracts with respect to the Basket for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the LIRNs prior to maturity, a U.S. Holder (as defined in the accompanying product supplement LIRN-1) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the LIRNs. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the LIRNs for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes.    On December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the LIRNs. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the LIRNs should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the LIRNs, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the LIRNs for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the LIRNs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” in the product supplement LIRN-1.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the LIRNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The LIRNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement LIRN-1 dated January 22, 2009:

http://sec.gov/Archives/edgar/data/70858/000119312509010269/d424b5.htm

▪	Series L MTN prospectus supplement dated April 10, 2008 and prospectus dated May 5, 2006:

http://sec.gov/Archives/edgar/data/70858/000119312508079745/d424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the LIRNs, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.